Exhibit (23.2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190957, 333-225437, 333-250827 and 333-258682) and Form S-3 (Nos. 333-254352 and 333-254353) of Eastman Kodak Company of our report dated March 17, 2020, except for the change in composition of reportable segments discussed in Note 27 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2020 Annual Report on Form 10-K, as to which the date is March 16, 2021,  relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Rochester, New York
March 15, 2022